Exhibit 10.1
SEPARATION AGREEMENT
This SEPARATION AGREEMENT, dated as of August 8, 2025 (this “Agreement”), is between Atlantic International Corp., a Delaware Corporation with a principal place of business at 270 Sylvan Avenue Suite 2230 Englewood Cliffs, NJ 07632 (the “Company”), and Christopher Broderick, having an address at 14 Beacon Lane Rye Brook, NY 10573 (“Broderick”).
WHEREAS, Broderick entered into an amended and restated employment agreement with the Company, dated as of June 18, 2024, as amended (the “Employment Agreement”), which states the terms and conditions of Broderick’s employment;
WHEREAS, Mr. Broderick has been employed as the Company’s Chief Financial Officer (“CFO”);
WHEREAS, Broderick and Company (the “Parties”) seek to mutually terminate Broderick’s position with the Company, which the Parties agree shall constitute a termination “without cause”;
WHEREAS, the Company and Broderick wish to settle, fully and finally, any and all differences between them, including but not limited to, Broderick’s work with the Company as CFO and the termination thereof.
NOW, THEREFORE, in consideration of the representations and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree, and intending to be legally bound, the parties enter into this Agreement and agree as follows:
Termination. Broderick shall cease to be employed with the Company, and the Employment Agreement shall terminate on August 15, 2025 (the “Termination Date”), subject to the terms and conditions hereof. Broderick agrees that other than as specifically set forth in this Agreement, Broderick is not due any additional benefits, or compensation for unpaid salary, bonus, severance, or accrued or unused vacation time or vacation pay. Broderick shall tender his resignation as CFO to the Board in a mutually agreed upon letter (Exhibit A) contemporaneously with the Termination Date.

1.  Payments and Expenses Owed.
a. As provided in the Employment Agreement; Broderick is not entitled to Severance payment or any other payments other than those identified in this Agreement.
b. No later than forty-five (45) days from the date hereof, Broderick shall render a final expense report to the Company as required by the Company’s current expense policy. These expenses shall be reimbursed within seven (7) calendar days following the submission of the expense report.

2. Benefits.
a. Unpaid Wages: On Broderick’s Termination Date, Broderick shall be paid for all accrued and unpaid wages and PTO (4 days).
b. Equity: As of the date hereof, Broderick has 577,171 RSUs outstanding. It is agreed that these RSUs are hereby forfeited by Broderick and are returned to the Company. The Parties agree that no other equity related benefits are currently outstanding or owed to Broderick.
c. Health Care: Company shall pay 100% of Broderick’s health insurance premiums for a period of six (6) months after the Termination Date (thru February 2026). For avoidance of all doubt, any co-pays, deductibles or other uncovered costs shall be the sole responsibility of Broderick.
d. Bonus Payments: Broderick shall be entitled to the following bonus payments:
i. 2024 Bonus: As of the date hereof, Broderick is entitled to accrued bonus’ payments for 2024 totaling $159,400 (One Hundred Fifty-Nine Thousand Four Hundred Dollars) remaining (“2024 Bonus”). The 2024 Bonus shall be paid within 30 days of the Termination Date.
ii. 2025 Bonus: As of the date hereof, Broderick shall be entitled to a prorated bonus for the first 7.5 months of 2025 totaling $212,500 (Two Hundred Twelve Thousand Five Hundred Dollard) (“2025 Bonus”). The 2025 Bonus shall be paid in two (2) equal installments of $106,250 in January and February of 2026 respectively.
3. Releases.
(a) Broderick’s Release and Waiver of Claims. Except as provided for in this Agreement, in consideration of the Company’s release hereof, Broderick on behalf of himself his agents, heirs, executors and assignees waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which Broderick ever had or may have against the Company, its parent, subsidiaries, affiliated businesses and divisions, and/or their directors, officers, employees or agents (hereinafter collectively referred to as “Releases”), arising out of his employment with the Company or the termination of his employment (hereinafter collectively referred to as “Claims”), including, but not limited to, any claims arising under his Employment Agreement, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1866 (“Section 1981 “); the Age Discrimination in Employment Act (“ADEA’’); the Americans with Disabilities Act of 1990, as amended (the “ADA”); the Equal Pay Act (“EPA”); the Family and

Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the New York State Human Rights Law (“NYSHRL”); and any and all other federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs (except as provided herein); provided that the Company’s obligations under this Agreement shall survive execution of this release. Notwithstanding the foregoing, Broderick is not waiving any vested rights and/or benefits to which he is or may be entitled, including but not limited to, RSU’s, warrants, and any 401k and/or pension benefits.
(b) Company’s Release and Waiver of Claims. In consideration of Broderick’s release in paragraph 4(a) hereof, the Company waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which the Company ever had or may have against Broderick, his heirs, executors, attorneys and assigns, for, upon or by reason of any matter whatsoever which occurred up to the Effective Date of this release, including, but not limited to, any and all claims under his Employment Agreement and all claims arising out of, relating to, or based upon, his employment, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law, and including, but not limited to, any claims for costs, attorneys’ fees, or expenses to the fullest extent allowed by law.
(c) Notwithstanding any provision of this Agreement to the contrary, the Company will defend Broderick with respect to ANY claims brought against Broderick arising out of his employment as an employee, executive officer, fiduciary, or other service relationship with the Company in accordance with Section 12 of the Employment Agreement. In this regard, the Company hereby agrees and will 100% indemnify Broderick in accordance with Section 12 of the Employment Agreement and to the extent permitted by Company’s, bylaws, and to greatest extent permitted by law, under the laws of the State of Delaware, the laws of the State of New York of the laws of the State of New Jersey as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Broderick for conduct by Broderick which is within the course and scope of his employment or other service relationship with the Company. For the avoidance of Any and All doubt, in the event of ANY litigation, investigation or any other matter naming Broderick individually or any heirs, the Company will pay one hundred percent (100% of Broderick’s legal fees, including any retainers required, with an attorney or attorneys of Broderick’s choice immediately. For the avoidance of ANY and All doubt, the Company will also pay one hundred percent (100%) of any required settlement payments related to any litigation matters naming Broderick or any of his heir’s associated with his employment.
4. Revocation. Broderick acknowledges that he has been given a full and fair opportunity to review this Separation Agreement and he has been specifically advised to consult with an attorney before executing this Separation Agreement, and that he has been allowed up to twenty-one (21) days to consider whether to accept the benefits of this Separation Agreement in return for the releases contained in this Separation Agreement. If Broderick decides to execute the

Separation Agreement before the expiration of the twenty-one (21) day period after presentment, Broderick hereby certifies and represents that it was his own decision, made after adequate reflection concerning the purposes and effects of this Separation Agreement and that execution of this Separation Agreement was not coerced by the severance or anyone acting on their behalf or in concert with them. Before execution of this Separation Agreement, Broderick warrants and represents that he understands the reason for his employment separation and had the opportunity to discuss with representatives of Employer the terms, contents and conditions of this Separation Agreement. Consequently, Broderick has fully informed himself and warrants and represents that he executed this Separation Agreement knowingly and voluntarily. This Separation Agreement may be revoked by Broderick at any time within seven (7) days after the Separation Agreement’s execution by notifying the Employer’s General Counsel (Michael Tenore) of the revocation of the acceptance of this Separation Agreement. Such revocation must be submitted to Employer’s General Counsel by E-mail: mstenore@atlantic-international.com.  If not revoked before the expiration of seven (7) days following its full execution, this Separation Agreement will become effective and binding (the “Effective Date”) and payment will be submitted for processing on or about Employer’s first regular payroll period occurring more than eight (8) days after Employer’s receipt of a fully executed original of this Separation Agreement.

5. Non-disparagement.

(a) Broderick agrees not to make any disparaging remarks or statements regarding the Company’s products, business practices, operations, or the professional careers and/or personal lives of any officer or director of the Company to any person or entity, either orally or in writing, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Broderick from providing truthful testimony.
(b) The Company agrees not to, and will instruct its directors, officers and key employees not to make any disparaging remarks or statements regarding Broderick or his business practices, professional career and/or personal life to any person or entity, either orally or in writing, except as may be required by law.
6. Taxes. Any payments provided for in this Agreement shall be subject to standard withholding taxes and fees in accordance with Broderick’s current instructions. Broderick acknowledges that he is an individual who is within the category of employees deemed to be a “Specified Employee” within the meaning and in accordance with Treasury Regulation section 1.409A-1(i). Section 409A of the Internal Revenue Code of 1986, as amended, and the related interpretive guidance thereunder (“Section 409A”) requires the deferral of payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period would be paid in a lump sum after the expiration of the six (6) month period or such shorter period, if applicable). Broderick acknowledges that no payments and benefits provided for in this Agreement are “nonqualified deferred compensation” that would be subject to Section 409A, and that accordingly Broderick would not be subject to a six (6) month delay in payment. Broderick understands and agrees that he shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by him on account of non-compliance with Section 409A. If either Broderick or the Company reasonably determines that any payment or benefit under this Separation Agreement will violate Section 409A, Broderick and the Company shall use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A. Broderick and the Company agree to execute any and all amendments to this Separation Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A.
7. Transition Period. Following the Termination Date, and in order to provide continuity and orderly transition of the Chief Financial Officer role to the new appointee, Broderick agrees:
(a) To make himself available, without additional compensation, on reasonable occasions until October 31, 2025, with reasonable prior notice, to respond to all attorneys, representatives and advisors regarding all matters associated with his employment at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company. In this regard, the Parties acknowledge and agree that in providing such responses, Broderick shall not be required to be present at the Company’s offices on a regular basis, but Broderick agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors.
(b) To make himself available, without additional compensation, on reasonable occasions until December 31, 2025, with reasonable prior notice and without the requirement of being subpoenaed, to confer with counsel by phone concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Broderick for any reasonable and necessary expenses he incurs in fulfilling this obligation.
(c) To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The

Company shall reimburse Broderick for any reasonable and necessary expenses he incurs in fulfilling this obligation, including reasonable attorneys’ fees and costs.
(d) In addition to any continuing obligations or surviving obligations that are specifically addressed in this Separation Agreement or that are otherwise applicable as a matter of law, Broderick expressly agrees, represents and warrants that he will comply with any and all applicable laws, and regulations, which are applicable to him, to the fullest extent applicable, Broderick shall continue to comply with any such applicable laws and regulations. Broderick further acknowledges, represents and warrants that he has not been requested by Employer and has not been induced by Employer to breach any legal obligations or regulatory obligations that may be applicable to Employer or to Broderick by virtue of his Executive Officer position with Employer and whether or not arising during Broderick’s employment with Employer or in connection with this Separation Agreement. Additionally, Broderick represents and warrants that he has complied with any and all applicable legal and regulatory obligations during his employment with Employer and that, during the course and scope of his employment with Employer, he did not knowingly violate or breach, or cause Employer to violate or breach, any such legal or regulatory obligations or requirements.
8. Entire Agreement and Ambiguities. This Agreement, together with all documents and/or agreements referenced and incorporated herein, embodies the sole and entire agreement between Broderick and the Company and all Releases concerning the resolution of all matters with respect to employment with the Company. Except as specifically mentioned otherwise in this Agreement, all prior agreements, arrangements, and/or understandings, written or oral, expressed or implied, including, but not limited to, the Employment Agreement between Broderick and the Company or any Release are replaced and superseded by this Agreement, and are no longer of any force and effect. In executing this Agreement, Broderick represents that he is not relying on any inducements, promises, or representations of the Company or Releasees other than as expressly set forth in this Agreement. Broderick has reviewed this Agreement and has had a full opportunity to negotiate its contents. Broderick expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Broderick agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.
9. Confidentiality and Non-Disclosure. Broderick acknowledges that his position with Employer was one of the highest trust and confidence, both by reason of Broderick’s position and by reason of Broderick’s access to and contact with trade secrets and confidential and proprietary business information of Employer, as well as information technology, during the term of the Broderick’s employment.
Therefore, in consideration of the payments to be made by Employer to Broderick hereunder, Broderick covenants and agrees as follows:

i.
Broderick will use his best efforts to protect and safeguard, and shall not use, directly or indirectly, for Broderick’s own benefit or for the benefit of another, any “Confidential Information” (as hereinafter defined); and

ii.
Broderick shall not disclose to any person or entity any Confidential Information,
Either directly or indirectly, whether or not for compensation or other remuneration, except as may be required by law.

As used in this Separation Agreement, the term “Confidential Information” shall include, but is not limited to, all business information, proprietary information and trade secrets of any nature which was maintained, generated, received, acquired or accessed by Broderick during his term of employment and which is confidential in nature or is not generally known by the public or by third parties. “Confidential Information” also includes, without any limitations, the following: financial information, budgets, plans, data, trade secrets, computer software, information technology, technical information, research and development, product information, service information, processes, customer lists, consumer information, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, insurance information, underwriting information, audit information, claims information, policy information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, methods, techniques, protocols, compilations, intellectual property, inventions and improvements, operational methods, business plans and strategies, market information, supplier information, vendor information, personnel matters and records, and any and all other matters, information and documentation that is sensitive, business, proprietary or confidential in nature. “Confidential Information” also includes any and all items that would be designated as trade secrets under any applicable federal or state law.
Additionally, Broderick acknowledges and affirms that the confidentiality obligations set forth in Section 9 of the Employment Agreement entered into between Employer and Broderick shall remain in effect and shall continue to be binding on Broderick and said obligations shall survive Broderick’s separation of employment with Employer. Broderick expressly agrees to comply with any and all such confidentiality obligations in addition to any and all confidentiality obligations set forth in this Separation Agreement or as required by applicable law and U.S. Securities laws (e.g., material non-public information).
10. Injunction. Broderick acknowledges and agrees that if he shall violate any of the provisions of Section 6 or 10 with respect to non-disclosure, confidentiality and non-disparagement, Employer and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which Employer may have under this Separation Agreement or as otherwise provided by law, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Broderick from committing any such violation under this Separation Agreement. Broderick agrees that Employer shall be entitled to injunctive relief without proof of irreparable harm and that Employer shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive.
11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Use of electronic methods of execution (e.g., Docusign) are expressly approved.
12. Acknowledgement. With the signing of this Agreement, Broderick affirms that he has carefully read this entire document. Broderick understands that by signing this document, he is waiving and releasing all claims relating to his employment with the Company, including claims related to his Employment Agreement. Broderick acknowledges signing this Agreement voluntarily intending to be legally bound. Broderick acknowledges that he has had a full and fair opportunity to review this Agreement with legal counsel, and that he has been given twenty-one days to consider this Agreement.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, United States of America, without giving effect to the principles of conflicts of laws thereof.
14. Waiver. Waiver by either of the Parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.
15. Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by written instrument executed by Broderick and by an authorized representative of the Company.
16. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs and legal representatives, including any successors of the Company by way of merger, consolidation, purchase, acquisition, or transfer of any or substantially all of the assets or stock of the Company and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement or caused the same to be executed by a duly authorized officer as of the date written above.

Christopher J Broderick		Atlantic International Corp.

By:	/s/ Christopher J Broderick	By:	/s/ Jeffrey Jagid
	Christopher J Broderick		Jeffrey Jagid

	DATE: August 8, 2025		DATE: August 8, 2025

EXHIBIT A
Resignation Letter

Exhibit A

Chris Broderick
Chief Financial Officer
Atlantic International Corp.
270 Sylvan Avenue Suite 2230
Englewood Cliffs, NJ 07632

August 5, 2025

Mr. Jeffrey Jagid
CEO & Chairman of the Board
Atlantic International Corp.
270 Sylvan Avenue Suite 2230
Englewood Cliffs, NJ 07632

Dear Mr. Jagid,

I am writing to formally retire/resign from my position as Chief Financial Officer of Atlantic International Corp., effective August 15, 2025, due to personal reasons.

This decision has not come easily, but after careful consideration, I have determined due to personal reasons and does not result from any disagreement with the Company, that it is time that I retire and focus on the next chapter in life.

It has been a great honor to serve as CFO and to contribute to Atlantic's growth and success. I am proud of what we have accomplished together and remain confident in the strength and stability of the finance team and the broader leadership.

I am committed to ensuring a smooth and orderly transition to a new CFO candidate and I will stay until our Q2 filings are completed. Please let me know how I can assist during this period to minimize disruption and support continuity.

Thank you for the opportunity to serve Atlantic International Corp. I wish the Board, executive team, and all employees continued success.

Sincerely,

/s/ Chris Broderick
Chris Broderick
Chief Financial Officer
cbroderick@atlantic-international.com